Exhibit 99.1

MEMSIC Announces 2007 Financial Results

Fourth quarter revenue of $6.5 million increases 65% from 2006

Full year revenue of $25.3 million increases 93% from 2006

MEMSIC selected as supplier of “Waving 2008” electronic torches to 2008 Beijing Olympics

Andover, MA – February 28, 2008 – MEMSIC, Inc. (NasdaqGM: MEMS), the industry’s only MEMS solution provider to combine proprietary thermal-based technology with advanced mixed signal processing circuitry onto a single chip using a standard CMOS IC process, today announced financial results for the fourth quarter and year ended December 31, 2007.

Revenue for the fourth quarter of 2007 was $6.5 million, a 65% increase from the fourth quarter of 2006. Net income in the fourth quarter was $1.4 million on a GAAP basis, or $0.06 per diluted share, compared to a net loss of $309,000 in the fourth quarter of 2006. On a non-GAAP basis, which excludes stock based compensation charges in accordance with FAS 123R of approximately $0.3 million, net income was $1.7 million, or $0.07 per diluted share, compared to a non-GAAP net loss of $254,000 in the fourth quarter of 2006.

For the year ended December 31, 2007, MEMSIC reported revenue of $25.3 million, an increase of 93% from 2006. Net income for the year was $6.1 million, on a GAAP basis, or $0.25 per diluted share, compared to net income of $498,000 for the year ended December 31, 2006. On a non-GAAP basis, which excludes stock based compensation charges in accordance with FAS 123R of approximately $0.7 million, net income was $6.8 million, or $0.29 per share, compared to non-GAAP net income of $719,000 for the year-ended December 31, 2006.

Dr. Yang Zhao, Chief Executive Officer of MEMSIC said, “We are pleased to report strong revenue growth in the fourth quarter of 2007, our first quarter as a public company. We continued to grow at a very rapid pace as customers adopt our technology for new products in growing markets.”

MEMSIC selected as supplier for 2008 Olympic “torch” project

MEMSIC also announced today that it has been selected as the solution provider and producer for the “Waving 2008” electronic torch project for the Beijing Summer Olympics. The “Waving 2008” torches utilize MEMSIC accelerometers to display a variety of messages and images when waved back and forth. The “Waving 2008” electronic message torches provided by MEMSIC will be sold at venues for the 2008 Olympic Games in Beijing, China, as well as in over 5000 Olympic stores throughout China. MEMSIC will partner with a third-party manufacturer to produce the torches.

Dr. Zhao commented, “We are very excited to have won this contract from 2008 Beijing Summer Olympic. Not only is it an endorsement of MEMSIC’s unique technology, but it will raise the profile of MEMSIC as a consumer product enabler. Additionally, we expect that revenue generated through this contract will offset anticipated softening that we, along with other suppliers to the mobile handset market in China, anticipate this year.”

Outlook

For the first quarter of 2008, MEMSIC anticipates revenue in the range of $6.3 to 6.5 million. GAAP net income for the first quarter of 2008 is anticipated to be in the range of $0.05 to $0.06 per diluted share. Non-GAAP net income, which excludes approximately $350,000 in stock-based compensation expenses, is anticipated to be in the range of $0.06 to $0.07 per diluted share. Average diluted share count for the quarter is estimated to be 24.4 million.

Use of Non-GAAP Financial Measures

A “non-GAAP financial measure” is a numerical measure of a company’s historical or future financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations. MEMSIC is providing the non-GAAP historical and forward-looking financial measures presented above as the company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of MEMSIC’s core operations.

Net income (loss)(non-GAAP) and net income (loss) per share (non-GAAP), as we present them in the financial data included in this press release, exclude non-cash stock-based compensation expense. The company uses these non-GAAP financial measures internally to focus management on period-to-period changes in the company’s core business. Therefore, the company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Conference Call

Management will hold a conference call and webcast at 5:00 p.m. ET today to review and discuss the Company’s results and outlook.

What:	MEMSIC fourth quarter and full year 2007 financial results conference call and webcast
When:	Thursday, February 28, 2008
Time:	5:00 p.m. ET
Live Call:	(877) 681-3367, domestic
(719) 325-4932, international
Replay:	(888) 203-1112, passcode 1112047, domestic
(719) 457-0820, passcode 1112047, international
Webcast:	http://investor.memsic.com (live and replay)

About MEMSIC

Headquartered in Andover, Massachusetts, MEMSIC, Inc. provides advanced semiconductor sensor and system solutions based on integrated micro electromechanical systems, or MEMS, technology and mixed signal circuit design. Its accelerometer products are used to measure tilt, shock, vibration and acceleration, and have a wide range of applications such as mobile phones, automotive safety systems and video projectors. MEMSIC combines proprietary thermal-based

MEMS technology and advanced analog mixed signal processing circuitry design into a single chip using a standard complementary metal-oxide semiconductor, or CMOS, process.

For further information, please visit www.memsic.com.

Safe Harbor Statement

Statements included in this press release which are not historical in nature, including statements about MEMSIC’s expected financial results for 2008, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. Important factors that could cause actual results to differ include those identified under the heading “Risk Factors” in the company’s Registration Statement on Form S-1, File No. 333-146377, as well as the following: our limited operating history makes it difficult to evaluate our business and prospects; our operating results may fluctuate and are difficult to predict and if we do not meet financial expectations of securities analysts or investors, the price of our common stock will likely decline; we do not have long-term purchase commitments from our customers, and our ability to accurately forecast demand for and sales of our products is limited, which may result in excess or insufficient inventory and uncertainty and volatility with respect to our revenue from period to period; we depend on a limited number of customers for a high percentage of our revenues, and the loss of, or a significant reduction in orders from, any of these customers would significantly reduce our revenues; our products are complex and defects in our products could result in a loss of customers, damage to our reputation, decreased revenue, unexpected expenses, loss of market share and warranty and product liability claims; we may not be able to manage our business growth effectively, and failure to do so could strain our management, operating and other resources, which could materially and adversely affect our business and growth potential; and the average selling prices of products in our markets have historically decreased rapidly and will likely do so in the future, which could harm our gross margins and results.

The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Investor Contact:

Garo Toomajanian

ICR, Inc.

(978) 738-0900 x240

ir@memsic.com

MEMSIC, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$20,708,794	$7,141,813
Restricted cash		244,391
Short-term investments	46,925,000	6,900,000
Accounts receivables, net of allowance for doubtful accounts of $7,122 and $8,503 as of December 31, 2006 and 2007, respectively	5,917,457	2,821,396
Inventories	5,614,050	3,153,255
Deferred taxes	497,408	1,355,300
Other assets	1,090,513	256,464

Total current assets	80,753,222	21,872,619

Property and equipment, net	7,677,774	3,617,230

Other assets	420,568	279,326

Total assets	$88,851,564	$25,769,175

LIABILITIES AND CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,224,349	$1,398,553
Accrued expenses	2,189,583	888,207
Deferred revenue	—	1,139,170
Note payable	1,000,000

Total current liabilities	5,413,932	3,425,930

Series A through D convertible preferred stock, $0.01 par value; 32,411,912 shares authorized at December 31, 2006 and 28,121,639 shares issued and outstanding at December 31, 2006 and 0 shares at December 31, 2007		32,928,602
Stockholders’ equity (deficit)

Common stock, $0.00001 par value; authorized, 100,000,000 shares, 2,113,020 and 22,768,600 shares issued and outstanding at December 31, 2006 and 2007, respectively	228	21

Additional paid-in capital	87,176,283
Accumulated other comprehensive income	1,063,726	342,049
Stockholder loans receivable		(44,913)
Accumulated deficit	(4,802,605)	(10,882,514)

Total stockholders’ equity (deficit)	83,437,632	(10,585,357)

Total liabilities and stockholders’ equity (deficit)	$88,851,564	$25,769,175

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net sales	$6,501,042	$3,948,854	$25,269,632	$13,118,086
Cost of goods sold	2,367,893	1,252,295	8,816,502	4,331,682

Gross profit	4,133,149	2,696,559	16,453,130	8,786,404

Operating expenses:
Research and development	947,256	593,583	3,358,544	1,874,250
Sales and marketing	794,143	510,891	2,893,793	1,705,474
General and administrative	1,246,958	817,103	3,887,752	2,544,747

Total operating expenses	2,988,357	1,921,577	10,140,089	6,124,471

Operating income	1,144,792	774,982	6,313,041	2,661,933
Other income (expense):
Change in value of warrant to purchase Series A convertible preferred stock	—	(1,064,158)	—	(2,992,498)
Interest and dividend income	259,287	153,051	742,996	485,448
Interest expense	(16,253)	—	(39,004)	—
Other, net	2,133	22,318	34,137	39,347

Total other income (expense)	245,167	(888,789)	738,129	(2,467,703)

Income (loss) before income taxes	1,389,959	(113,807)	7,051,170	194,230
Provision (benefit) for income taxes	13,129	195,000	971,261	(303,300)

Net income	$1,376,830	$(308,807)	$6,079,909	$497,530

Net income (loss) available to common stockholders:
Basic	$312,581	$(1,071,370)	$823,710	$(1,377,493)

Diluted	$350,831	$(1,071,370)	$979,575	$(1,377,493)

Net income (loss) per common share:
Basic	$0.06	$(0.51)	$0.26	$(0.66)

Diluted	$0.06	$(0.51)	$0.25	$(0.66)

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	5,270,722	2,112,187	3,127,914	2,085,051

Diluted	6,235,340	2,112,187	3,926,942	2,085,051